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                                                                       EXHIBIT 5



June 30, 1999

Procom Technology, Inc.
2181 Dupont Drive
Irvine, California 92715

        Re:    Registration on Form S-8 of Procom
               Technology, Inc. (the "Company")

Gentlemen:

        At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,140,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), to be issued pursuant to the Amended and Restated Procom Technology, Inc. 1995 Stock Option Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

        Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        I consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,


                                        /s/ Frederick L. Judd
                                        ----------------------------------------
                                        Frederick L. Judd
                                        Vice President - Finance
                                        and General Counsel